Exhibit 10.1

CONTACTS

Chief Financial Officer
Meir Moshe
+972-3766-8610

Corporate Relations
Joyce Anne Shulman
+1 201 785 3209
joyceannes@radware.com

For Immediate Release

Radware Ltd Announces 4Q10 Results

* Record quarterly revenues of $39.1 million
* Record Non-GAAP operating income $5.8M
* Record Non-GAAP EPS of $0.29
* Record annual revenues of $144.1 million

TEL AVIV, ISRAEL.; February 3, 2011 — Radware (NASDAQ: RDWR), a leading provider of integrated application delivery solutions for business-smart networking, today reported record quarterly revenues of $39.1 million for the fourth quarter of 2010. This represents an increase of 6% compared with revenues of $36.8 million for the third quarter of 2010, and an increase of 22% compared with revenues of $32.1 million in the fourth quarter of 2009.

Total revenues for 2010 were $144.1 million, an increase of 32% compared with revenues of $108.9 million in 2009.

Net income on a GAAP basis for the fourth quarter of 2010 was $3.9 million or $0.17 per diluted share, compared with a net income of $3.7 million or $0.17 per diluted share for the third quarter of 2010 and to $1.7 million or $0.09 million per diluted share in the fourth quarter of 2009.

Net income on a Non-GAAP basis for the fourth quarter of 2010 was $6.6 million or $0.29 per diluted share, compared with a net income of $5.6 million or $0.26 per diluted share for the third quarter of 2010 and to $4.0 million or $0.21 per diluted share in the fourth quarter of 2009.

Net income on a GAAP basis for 2010 was $9.6 million or $0.44 per diluted share compared with a net loss of $5.9 million or $0.31 per diluted share in 2009.

Net income on a Non-GAAP basis for 2010 was $20.1 million or $0.92 per diluted share compared with a net gain of $4.6 million or $0.24 per diluted share in 2009.

At the end of the fourth quarter of 2010, the company’s overall cash position including cash, short-term and long-term bank deposits and marketable securities amounted to $178.8 million, representing an increase in the company's cash position of approximately $6.5 million in the fourth quarter or $52.7 million in the last 12 months.

“We see our industry lead in virtualization of the application delivery layer as a strong market share and revenue growth catalyst and we were very pleased to already see in Q4 significant contribution from our newly announced VADI architecture,” stated Roy Zisapel, President & CEO Radware. “In addition, strong customer account success with our attack mitigation products, and continued penetration of the service provider market in Q4, has contributed to our increased profits and market share. It is our belief these trends will continue to attain even more positive results for 2011.”

During the quarter ended December 31, 2010, Radware released the following significant announcements:

•	Radware Accelerates Applications with New Alteon Version
•	LifeWay Christian Resources Relies on Radware’s Application Delivery Services to Support its Rapidly Growing e-Commerce and Corporate Networks
•	Radware’s DefensePro Earns “Recommend” Rating from NSS Labs for Attack Mitigation
•	Radware Offers Multichannel Retailers Best Practices for Cyber Monday
•	Radware takes APSolute Attack Prevention to the Next Level to Empower the Fight Against Online Fraud
•	Radware Collects 2010 INTERNET TELEPHONY Excellence Award
•	Radware Positioned in the Leaders Quadrant of the Magic Quadrant for Application Delivery Controllers
•	Radware Launches its Smart Choice Partner Program
•	Radware Helps SK Group Support Next-Generation Unified Communications Platform

Company management will host a quarterly investor conference call at 8:45 AM ET on Thursday, February 3rd, 2011. The call will focus on financial results for the quarter ending December 31, 2010, and certain other matters related to the company’s business.

Please use the following dial-in numbers to participate in the fourth quarter 2010 call:

Participants in the US call: Toll Free 1 877 392 9880
International participants call: +1 760 666 3769

The conference call will be webcast on Thursday February 3rd at 8:45am ET in the “listen only” mode via the Internet at: http://www.radware.com/Company/InvestorRelations/default.aspx and will be available for replay during the next 30 days.

About Radware
Radware (NASDAQ:RDWR), a global leader in integrated application delivery solutions, assures the full availability, maximum performance, and complete security of business-critical applications for nearly 10,000 enterprises and carriers worldwide. With APSolute®, Radware’s comprehensive and award-winning suite of application delivery and network security products, companies in every industry can drive business productivity, improve profitability, and reduce IT operating and infrastructure costs by making their networks “business smart”. For more information, please visit www.radware.com.

Use of Non-GAAP Financial Information
In addition to reporting financial results in accordance with generally accepted accounting principles (GAAP), Radware uses non-GAAP measures of net operating income, net income and earnings per share, which are adjustments from results based on GAAP to exclude stock-based compensation expenses, in accordance with ASC No. 718, amortization of intangible assets , acquisition-related expenses, unrealized gains up to the amount of losses recorded in previous quarters, in severance pay funds and exchange rate differences, net on balance sheet items included in finance income . Such exchange rate differences may vary from period to period due to changes in exchange rates driven by general market conditions or other circumstances outside of the normal course of Radware's operations. Management believes that exclusion of these charges allows comparisons of operating results that are consistent across past, present and future periods. Radware’s management believes the non-GAAP financial information provided in this release is useful to investors for the purpose of understanding and assessing Radware’s ongoing operations. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for results prepared in accordance with GAAP. A reconciliation of the non-GAAP financial measures discussed in this press release, to the most directly comparable GAAP financial measures, is included with the financial information contained in this press release. Management uses both GAAP and non-GAAP information in evaluating and operating business internally and, as such, has determined that it is important to provide this information to investors.

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This press release may contain forward-looking statements that are subject to risks and uncertainties. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, general business conditions in the Application Switching and Network Security industry, changes in demand for Application Switching and Network Security products, the timing and amount or cancellation of orders and other risks detailed from time to time in Radware's filings with the Securities and Exchange Commission, including Radware's Form 20-F.

Consolidated Balance Sheets
(U.S. Dollars in thousands)

	December 31, 2009	December 31, 2010
	(Audited)	(Unaudited)
Current assets
Cash and cash equivalents	19,843	14,814
Available-for-sale marketable securities	29,117	24,200
Short term bank deposits	10,130	51,911
Trade receivables, net	16,603	16,543
Other receivables and prepaid expenses	2,934	3,402
Inventories	9,792	9,722
	88,419	120,592
Long-term investments
Available-for-sale marketable securities	42,021	82,864
Long-term bank deposits	25,000	5,000
Severance pay funds	2,514	3,342
	69,535	91,206

Property and equipment, net	11,220	11,801

Other assets
Intangible assets, net	14,794	12,011
Other long-term assets	467	560
Goodwill	24,465	24,465

Total assets	208,900	260,635

Current liabilities
Trade payables	5,699	5,913
Deferred revenues	20,734	28,685
Other payables and accrued expenses	12,413	18,538
	38,846	53,136

Long-term liabilities
Deferred revenues	16,919	18,610
Accrued severance pay	3,662	3,899
	20,581	22,509

Shareholders’ equity
Share capital	465	506
Additional paid-in capital	191,941	218,593
Accumulated other comprehensive income	935	125
Treasury stock, at cost	(18,036)	(18,036)
Accumulated deficit	(25,832)	(16,198)
Total shareholders’ equity	149,473	184,990

Total liabilities and shareholders' equity	208,900	260,635

Condensed Consolidated Statements of Operations
(U.S. Dollars in thousands, except share and per share data)
	For the three months ended December 31,		For the Year ended December 31,
	2009	2010	2009	2010
	(Unaudited)	(Unaudited)	(Audited)	(Unaudited)

Revenues	32,118	39,054	108,904	144,119
Cost of revenues	6,564	7,968	23,275	29,204
Gross profit	25,554	31,086	85,629	114,915
Operating expenses:
Research and development	6,723	8,280	25,674	31,660
Selling and marketing	14,873	16,947	55,130	64,609
General and administrative	2,552	2,534	11,930	10,190
Total operating expenses	24,148	27,761	92,734	106,459
Operating income (loss)	1,406	3,325	(7,105)	8,456
Financial income, net	506	855	1,987	2,057
Income (loss) before income taxes	1,912	4,180	(5,118)	10,513
Income taxes	(225)	(256)	(818)	(879)
Net income (loss)	1,687	3,924	(5,936)	9,634

Basic net income (loss) per share	$0.09	$0.19	$(0.31)	$0.49

Weighted average number of shares used to compute basic net income (loss) per share	18,881,697	20,360,557	18,879,230	19,557,545

Diluted net income (loss) per share	$0.09	$0.17	$(0.31)	$0.44

Weighted average number of shares used to compute diluted net income (loss) per share	19,347,159	22,796,721	18,879,230	21,733,638

Reconciliation of Supplemental Financial Information
(U.S. Dollars in thousands, except share and per share data)

	For the Three months ended December 31,		For the Year ended December 31,
	2009	2010	2009	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

GAAP net income (loss)	1,687	3,924	(5,936)	9,634

Stock-based compensation expenses, included in:
Cost of revenues	16	16	71	63
Research and development	217	304	630	1,247
Selling and marketing	407	627	1,164	2,393
General and administrative	585	409	2,176	1,789
	1,225	1,356	4,041	5,492
Amortization of intangible assets and other acquisition related adjustments included in:

Cost of revenues	427	540	2,319	1,757
Selling and marketing	629	531	1,928	2,284
	1,056	1,071	4,247	4,041

Acquisition related expenses	-	-	2,485

Unrealized gain in severance pay funds, included in:
Research and development	-	-	(303)	-
Selling and marketing	-	-	(63)	-
General and administrative	-	-	(55)	-
	-	-	(421)	-

Exchange rate differences, net on balance sheet items included in financial income, net	42	212	158	921

Non-GAAP net income	4,010	6,563	4,574	20,088

Non-GAAP diluted net income per share	$0.21	$0.29	$0.24	$0.92

Weighted average number of shares used to compute Non-GAAP diluted net income per share	19,347,159	22,796,721	18,945,289	21,733,638